Filed pursuant to Rule 433

Registration No. 333-133007

August 11, 2008

HSBC USA Inc.

$250 million 2-Year Floating Rate Notes

Final Term Sheet

Issuer:	HSBC USA Inc. (the “Company”)
Sole Manager:	HSBC Securities (USA) Inc. (100%)
Structure:	2-year Floating Rate Notes
Ratings:	Aa3/AA-/AA(Stable Outlook / Stable Outlook / Stable Outlook)
Pricing Date:	August 11, 2008
Settlement Date:	August 15, 2008 (T+4)
Maturity Date:	August 13, 2010
Form of Note:	Senior Unsecured Notes
Form of Offering:	SEC Registered
Transaction Details
Principal Amount:	$250,000,000
Pricing Benchmark:	3M USD LIBOR
Coupon:	3M USD LIBOR + 100 bps
Interest Rate Source:	USD-LIBOR-BBA (Designated LIBOR Page – LIBOR 01)
Price to Investor:	100%
Gross Fees:	0.00%
All-in Price to Issuer:	100%
Total Proceeds to Issuer:	$250,000,000
Use of Proceeds:

The net proceeds from the sale of the Notes will be used by the Company and/or our subsidiaries for general corporate purposes, which may include one or more of the following: investments in and advances to our subsidiaries, including HSBC Bank USA, N.A.; financing future acquisitions of financial institutions, as well as banking and other assets

Interest Reset:	Quarterly
Interest Pay Frequency:	Quarterly
Coupon Payment Dates:	Quarterly on the 13th of every February, May, August, and November of each year commencing November 13, 2008
Call Features:	NCL
Day Count Convention:	Actual/360
Business Day Convention:	Modified Following, Adjusted
Interest Determination Date:	Two London Business Days
Minimum Denominations:	$100,000 or any increments of US$1,000 in excess thereof
Paying Agent and Securities Registrar:	HSBC Bank USA, N.A.
Calculation Agent:	HSBC Bank USA, N.A.
Trustee:	Wells Fargo Bank, National Association
CUSIP:	40428HNY4
ISIN:	US40428HNY44
Common Code:	TBD
Listing:	NYSE Application will be made to list the Notes on the New York Stock Exchange

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.